STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 19, 2008 among Solar Enertech Corp. (the “Company”) and China New EnerTech, Inc., a company incorporated in the Cayman Islands (the “Cayman Co.”), and solely with respect to Section 4.8, Solar Enertech (Shanghai) Co., Ltd., and solely with respect Sections 4.9 through 4.12 hereof, Leo S. Young.

RECITALS

A. The Company and Solar Enertech (Shanghai) Co., Ltd. (formerly Infotech (Shanghai) Solar Technologies Ltd.) (“Agent”) are party to an Agency Agreement dated effective as of the 10th day of April, 2006 (the “Agency Agreement”) pursuant to which Agent performs certain services, including securing factory space, employees, inventory, equipment and other goods or services, for the benefit of the Company.

B. Due to the agency relationship between the Company and Agent, the Company consolidates the financial statements of Agent with its financial statements pursuant to FASB Interpretation No. 46(R).

C. Cayman Co. is the parent holding company owning all of the outstanding ownership interest in InfoTech Hong Kong New Energy Technologies, Limited (“HK Co.”), which owns all of the outstanding ownership interest in Agent.

D. The Company desires to acquire Agent and any related operations of HK Co. for consolidation into its business.

AGREEMENT

In consideration of the mutual covenants and conditions contained herein, it is hereby agreed by and among the parties hereto as follows:

SECTION 1
PURCHASE AND CLOSING

1.1 Purchase. In exchange for an aggregate purchase price of one dollar (USD $1.00), upon the Closing (as defined), Cayman Co. sells all of its right, title and interest in HK Co. to the Company.

1.2 Closing. The closing of the sale of all of the outstanding shares of HK Co. by Cayman Co. to the Company is effective upon the exchange of the closing deliverables set forth in Section 1.3 below. The closing referred to in this Section 1.2 shall be hereinafter referred to as the “Closing”.

1.3 Closing Deliverables.

(a) At the Closing, the Company shall deliver to the Cayman Co. the aggregate purchase price of one dollar (USD $1.00).

(b) At the Closing, the Cayman Co. shall deliver to the Company the share certificate representing 10,000 shares of HK Co., constituting all of its outstanding shares.

SECTION 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Cayman Co. that the statements in the following paragraphs of this Section 2 are true and correct as of the date of this Agreement and as of the Closing:

2.1 Authorization. All corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company and the performance of the Company’s obligations hereunder has been taken.

2.2 Corporate Power. The Company has all requisite corporate power necessary for the authorization, execution and delivery of this Agreement. This Agreement is the valid and binding obligations of the Company, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, usury and other laws of general application affecting the enforcement of creditors’ rights.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF CAYMAN CO.

Cayman Co. hereby represents and warrants to the Company that the statements in the following paragraphs of this Section 3 are true and correct as of the date of this Agreement and as of the Closing:

3.1 Organization of the Cayman Co. and Affiliates

(a) Cayman Co. is a corporation duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. HK Co. is a corporation duly incorporated, validly existing and in good standing under the laws of Hong Kong. Agent Cayman is a corporation duly incorporated, validly existing and in good standing under the laws of the People’s Republic of China. Cayman Co., HK Co. and Agent are collectively referred to as the “Cayman Entities”.

(b)  The share capital of HK Co. is HKD$10,000.00, par value $1.00 per share, of which 10,000 shares are issued and outstanding, all of which are held by Cayman Co. HK Co. owns all of the outstanding equity of Agent.

(c) There are no agreements, arrangements, options, warrants, calls, rights or commitments of any character to which the Cayman Entities are a party relating to the issuance, sale, purchase or redemption of any common stock or other equity interest of HK Co. or Agent, whether on conversion of other securities or otherwise. None of the issued and outstanding equity interests of HK Co. or Agent have been issued in violation of, or is subject to, any preemptive or subscription rights. The Cayman Entities are not party to any stockholder or members agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any common stock or other equity interest of HK Co. or Agent.

3.2 Authorization. All corporate action on the part of Cayman Co., its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by Cayman Co. and the performance of its obligations hereunder has been taken prior to the date hereof.

3.3 Corporate Power. Cayman Co. has all requisite corporate power necessary for the authorization, execution and delivery of this Agreement. This Agreement is the valid and binding obligations of Cayman Co., enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, usury and other laws of general application affecting the enforcement of creditors’ rights.

3.4 Ownership of the Business. Other than HK Co. or Agent, there are no other entities or business, including Infotech Essentials, Inc., owned directly or indirectly, in whole or in part, by Cayman Co. or its officers, directors or shareholders which are engaged in the business of manufacturing photovoltaic solar energy cells and solar applications or which utilize any equipment, intellectual property, inventory, employees or other resources or assets used in the business as conducted or currently proposed to be conducted by HK Co. or Agent. Cayman Co. has no assets or operations and its sole purpose has been to serve as a holding company for the HK Co. shares.

3.5 Financial Statements. The Cayman Entities have provided to the Company all of their financial records since inception.

3.6 No Undisclosed Liabilities. HK Co. and Agent are not subject to any liability (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the financial records of the Cayman Entities other than in the ordinary course of business.

3.7 Disclosure. No representation or warranty by Cayman Co. in this Agreement, when taken together, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein and therein, in the light of the circumstances under which they were made, not misleading.

SECTION 4
MISCELLANEOUS

4.1 No Finders Fee. Each party represents that it neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with this transaction.

4.2 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California, without reference to principles of conflict of laws or choice of law.

4.3 Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement and the Closing.

4.4 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

4.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

4.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

4.7 Expenses. The Company shall bear all reasonable costs and expenses in connection with the negotiation, execution, delivery and performance of this Agreement.

4.8 Termination of Agency Agreement. Pursuant to Section 4.02 of the Agency Agreement, the Company hereby terminates the Agency Agreement effective as of the Closing.

4.9 Termination of Management Agreement. The Company and Mr. Young hereby agree to terminate that certain Management Agreement dated March 1, 2006, by and between the Company and Mr. Young effective as of the date the Closing.

4.10 Executive Incentive, Change of Control Retention and Severance Agreement. The Company and Mr. Young hereby agree to enter into an Executive Incentive, Change of Control Retention and Severance Agreement effective as of the date the Closing in the form attached hereto as Exhibit A.

4.11 Indemnification. The Company agrees to indemnify, defend and hold harmless Mr. Young up to an amount not to exceed US$1,000,000 for any liabilities he may incur as a result of actions relating to the grant of his original stock option from Ms. Blanchard for 36 million shares of common stock of the Company, his exercise of the option with respect to 5 million shares of common stock and his transfer of 5.75 million shares of common stock to other members of Agent which he exercised on their behalf as nominee of such members. For purposes of clarity, the foregoing indemnity is not intended to reimburse Mr. Young for any taxes previously paid by Mr. Young as a result of the exercise of his original stock option.

4.12 Legal Fees. The Company shall reimburse Mr. Young for his legal fees and reasonable other professional expenses incurred in connection with the transactions contemplated hereby, up to a maximium of US$5,000 in the aggregate.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Exchange Agreement as of the date first set forth above.

SOLAR ENERTECH CORP.

By: /s/ MING WAI ANTHEA CHUNG
Name: Ming Wai Anthea Chung
Title: Chief Financial Officer

CHINA NEW ENERTECH, INC.

By: /s/ LEO S. YOUNG
Name:
Title:

With respect to Section 4.8 only:

SOLAR ENERTECH (SHANGHAI) CO., LTD.

By: /s/ LEO S. YOUNG
Name:
Title:

With respect to Section 4.9 through 4.12 only:

/s/ LEO S. YOUNG
LEO S. YOUNG

EXHIBIT A

Executive Incentive, Change of Control Retention and Severance Agreement